EXECUTION COPY





                                    AMENDMENT dated as of December 31, 1997
                  (this "Amendment"), between BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation ("Seller"), and CONMED CORPORATION, a New York corporation ("Buyer"), to the Stock and Asset Purchase Agreement, dated as of November 26, 1997 (the "Stock and Asset Purchase Agreement"), between Seller and Buyer.

         WHEREAS Seller and Buyer have entered into the Stock and Asset Purchase Agreement, a Letter Agreement dated as of December 31, 1997 (the "Disclosure Schedule Letter Agreement"), amending the Disclosure Schedule to the Stock and Asset Purchase Agreement, and a Letter Agreement dated as of December 31, 1997 (the "Tax Letter Agreement"), with respect to certain tax issues; and

         WHEREAS Seller and Buyer mutually desire to make certain other amendments to the Stock and Asset Purchase Agreement.

         NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:

         Section 1. Allocation of Purchase Price. (a) Schedule 1.1(c) to the Disclosure Schedule to the Stock and Asset Purchase Agreement is hereby amended in its entirety to read as set forth on Exhibit A hereto.

         (b) Section 1.1(c) of the Stock and Asset Purchase Agreement is hereby amended by deleting the words "or Section 2.4".

         Section 2. Closing; Purchase Price Adjustment. (a) The third sentence of Section 2.1 of the Stock and Asset Purchase Agreement is hereby amended to read in its entirety as set forth on Exhibit B hereto.

         (b) Section 2.2(b) of the Stock and Asset Purchase Agreement is hereby amended to read in its entirety as set forth on Exhibit C hereto.

         (c) The third sentence of Section 2.3(a) of the Stock and Asset Purchase Agreement is hereby amended to read in its entirety as set forth on Exhibit D hereto.



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         (d) Section 2.3(d) of the Stock and Asset Purchase Agreement is hereby amended to read in its entirety as set forth on Exhibit E hereto.

         (e) The words "Closing Date Amount" in the second sentence of Section 4.3(a) are hereby deleted and replaced in their entirety with the words "consideration set forth in Sections 2.1(a) and (b)."

         Section 3. Covenant Not to Compete. Section 5.5(a) of the Stock and Asset Purchase Agreement is hereby amended to read in its entirety as set forth on Exhibit F hereto.

         Section 4. Employee Matters. (a) Section 9.1 of the Stock and Asset Purchase Agreement is hereby amended to read in its entirety as set forth on Exhibit G hereto.

         (b) Article IX of the Stock and Asset Purchase Agreement is hereby amended by adding a new Section 9.15 to such Article IX which shall read as set forth on Exhibit H hereto, and the Disclosure Schedule to the Stock and Asset Purchase Agreement is hereby amended by adding a new Schedule 9.15 which shall read as set forth on the Schedule 9.15 attached to Exhibit H hereto.

         Section 5. Entire Agreement. Section 15.8 of the Stock and Asset Purchase Agreement is hereby amended to read in its entirety as set forth on
Exhibit I hereto.

         Section 6. Representations and Warranties. Each party hereto represents and warrants to the other party that this Amendment and the Stock and Asset Purchase Agreement as amended hereby have been duly authorized, executed and delivered by such party and constitute such party's legal, valid and binding obligation, enforceable against such party in accordance with its terms.

         Section 7. Interpretation; Definitions. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Amendment as if set forth in full herein. Any capitalized terms used but not otherwise defined herein shall have the meaning as defined in the Stock and Asset Purchase Agreement.



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         Section 8. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

         Section 9. Stock and Asset Purchase Agreement. Except as specifically amended hereby, the Stock and Asset Purchase Agreement shall continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof. After the date hereof, any reference to the Stock and Asset Purchase Agreement in such Stock and Asset Purchase Agreement, in any Transaction Document and in any other document shall mean the Stock and Asset Purchase Agreement as amended hereby and as amended by the Disclosure Schedule Letter Agreement and the Tax Letter Agreement.

         Section 10. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.



                      [THIS SPACE LEFT INTENTIONALLY BLANK]




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         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.


                                              BRISTOL-MYERS SQUIBB COMPANY,


                                                by
                                                   ------------------------
                                                   Name:
                                                   Title:


                                              CONMED CORPORATION,

                                                by
                                                   -------------------------
                                                   Name:
                                                   Title:


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                                                                     EXHIBIT A



                                 Schedule 1.1(c)
                          Allocation of Purchase Price


         The amount of the Purchase Price allocated to the Non-U.S. Inventory sold by each Seller Entity pursuant to Section 1.1(c) shall equal the transfer price of such Non-U.S. Inventory determined under Section 2.2(a) of the Transition and Distribution Services Agreement and Section 2.2(a) of the Distribution Agreement, after giving effect to any adjustments to the Non-U.S. Inventory Purchase Price under Section 2.2(b) of the Transition Distribution and Services Agreement.

         The amount of the Purchase Price allocated to the sale by Bristol-Myers Squibb KK of the goodwill associated with its business of selling Linvatec products within Japan is $17,245,000.

         The amount of the Purchase Price allocated to the sale by Zimmer of Canada Limited of the goodwill associated with its business of selling Linvatec products within Canada is $9,004,000.

         The amount of the Purchase Price allocated to the sale by Zimmer Limited of the goodwill associated with its business of selling Linvatec products within England is $6,559,000.



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                                                                     EXHIBIT B


         At the Closing, (a) Buyer shall deliver to Seller, by wire transfer to a bank account designated in writing by Seller at least two business days prior to the Closing Date, immediately available funds in an amount equal to the sum of (i) the Cash Purchase Price and (ii) the Closing Tax Adjustment Amount plus or minus (iii) an estimate, prepared by Seller, containing sufficient detail to describe the basis therefore and the calculation thereof and delivered to Buyer at least three business days prior to the Closing Date, of any adjustment to the Cash Purchase Price under Section 2.2 (the Cash Purchase Price plus or minus such estimate of any adjustment under Section 2.2 being hereinafter called the "Working Capital Closing Date Amount") plus or minus (iv) the amount by which an estimate, prepared by Seller and delivered to Buyer at least one business day prior to the Closing Date, of the Non-U.S. Inventory Purchase Price (such estimate, the "Estimated Non-U.S. Inventory Purchase Price") is greater than, or less than, as the case may be, $11,027,000; (b) Buyer shall execute and deliver to Seller the Warrant; (c) Seller shall deliver or cause to be delivered to Buyer certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed; and (d) Seller (acting as agent for the Seller Entities) shall deliver or cause to be delivered to Buyer such appropriately executed instruments of sale, assignment, transfer and conveyance in form and substance reasonably satisfactory to Buyer and its counsel evidencing and effecting the sale, assignment, and transfer to Buyer of the Other Assets (it being understood that such instruments shall not require the Seller Entities to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement).



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                                                                     EXHIBIT C



The Cash Purchase Price shall be increased by the amount by which Closing Working Capital exceeds $38,571,000 (the "WC Amount"), and the Cash Purchase Price shall be decreased by the amount by which Closing Working Capital is less than the WC Amount (the Cash Purchase Price as so increased or decreased shall hereinafter be referred to as the "Adjusted Cash Purchase Price"). If the Working Capital Closing Date Amount is less than the Adjusted Cash Purchase Price, Buyer shall, and if the Working Capital Closing Date Amount is more than the Adjusted Cash Purchase Price, Seller shall, within 10 business days after the Statement becomes final and binding on the parties, make payment by wire transfer in immediately available funds of the amount of such difference, together with interest thereon from and including the Closing Date to but excluding the actual date of payment at the Prime Rate.




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                                                                     EXHIBIT D



Within 60 calendar days after the Closing Date, Seller shall prepare and deliver to Buyer a statement (the "Non-U.S. Inventory Statement") setting forth (i) the actual amount of the Non-U.S. Inventory Purchase Price with a breakdown of such amount for Zimmer Pty. Ltd. and Zimmer New Zealand Limited by product category (i.e., Hall(R) Surgical large bone products versus all other products) on the Closing Date and (ii) a calculation of the transfer prices under Section 2.2 of the Transition Distribution and Services Agreement or Section 2.2 of the Distribution Agreement, as applicable, for the products represented by the Non-U.S. Inventory Purchase Price.




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                                                                     EXHIBIT E



         (d) If the Estimated Non-U.S. Inventory Purchase Price exceeds the Non-U.S. Inventory Purchase Price, Seller shall, and if the Estimated Non-U.S. Inventory Purchase Price is less than the Non-U.S. Inventory Purchase Price, Buyer shall, within 10 business days after the Non-U.S. Inventory Statement becomes final and binding on the parties, make payment by wire transfer in immediately available funds the amount of such difference, together with interest thereon from and including the Closing Date to but excluding the actual date of payment at the Prime Rate.


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                                                                     EXHIBIT F


         Section 5.5 Covenant Not To Compete. (a) Seller, for and on behalf of itself and its subsidiaries, agrees that, for a period of three years after the Closing Date (or, with respect to the Company's and the Subsidiary's Hall(R) Surgical large bone products being distributed under the Distribution Agreement, the longer of (i) three years after the Closing Date and (ii) two years after any termination of the Distribution Agreement by either party thereto, but in no event longer than five years after the Closing Date), they shall not own, manage, operate, control or otherwise engage in any Competitive Business; provided, however, that nothing herein shall be construed to prevent Seller or any of its Affiliates from any of the following: (A) acquiring any Person engaged in any Competitive Business (other than any Person primarily engaged in a Competitive Business) or any interest in any such Person and thereafter owning, managing, operating or controlling such Person or otherwise engaging in any business engaged in by such Person, (B) owning, managing, operating or controlling Zimmer or any of its subsidiaries or otherwise engaging in any business currently engaged in by Zimmer or any of its subsidiaries, other than the International Business and the Domestic Hall(R) Surgical Business, (C) engaging in transactions pursuant to the Manufacturing Agreement, the Transition Distribution and Services Agreement or the Distribution Agreement, (D) owning up to five percent (5%) of the voting equity securities or any non-voting equity or debt securities of any Person whose securities are publicly traded on a national securities exchange or in the over-the-counter market (it being understood, however, that this Agreement shall not prohibit or in any way be deemed to be inconsistent with the ownership or exercise by Seller of the Warrant or the Warrant Shares (as defined in the Warrant)) or (E) manufacturing or selling the current MicroMill(R) branded products (capital equipment and related disposables), upgrades and improvements of MicroMill(R) branded products and any acetabular reamers. Notwithstanding anything to the contrary contained herein,
(i) to the extent that the Company discontinues manufacturing and selling any product being distributed under the Distribution Agreement that otherwise would be restricted hereunder, Seller and its subsidiaries shall no longer be restricted in any manner under this Agreement with respect to such product and
(ii) to the extent that Seller and its subsidiaries are restricted under this
Section 5.5(a) from engaging in any Competitive Business with respect to the Company's and the Subsidiary's Hall(R) Surgical large bone products at any time after the third anniversary of the Closing Date, Seller and its subsidiaries shall only be so restricted from engaging in any such Competitive Business in the geographic areas in which Zimmer or any of its Affiliates are then distributing the Company's or the Subsidiary's Hall(R)


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surgical large bone products under the Distribution Agreement and shall not be restricted or in any way prohibited from engaging in any such Competitive Business in any other geographic areas after such third anniversary.



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                                                                     EXHIBIT G


         Section 9.1 Employee Matters. The Company and the Subsidiary shall be responsible for all employee benefits-related claims of the following individual and each of the following groups of current or former employees of the Company, or the Subsidiary: Gene Warzecha, active employees, employees on leave of absence and all current or former employees on short-term disability (collectively, the "Continued Employees"), except as otherwise provided in this Article.




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                                                                     EXHIBIT H


         Section 9.15 Long-Term Disability. For each calendar year ending after the Closing Date, Buyer shall pay to Seller an amount equal to the sum of the LTD Liability Amounts for each of the individuals listed on Schedule 9.15 (each an "LTD Recipient") with respect to such calendar year. Such reimbursement shall be made within 10 business days after Buyer's receipt of an invoice from Seller setting forth such LTD Liability Amounts (including a reasonably detailed calculation of such amounts) by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer. The "LTD Liability Amount" for each LTD Recipient for any calendar year shall be equal to the sum of (i) the total long-term disability payments made by Seller to or in respect of such individual for such calendar year under the Bristol-Myers Squibb Company Long Term Disability Income Plan and the Bristol-Myers Squibb Company Long Term Disability Income Plan for Highly Compensated Employees, in each case as such plan is in effect on the Closing Date, and (ii) an amount equal to 40% of the amount calculated in the preceding subsection (i).



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                                  Schedule 9.15


Employee                          Social Security No.

Patricia Kemp                     ###-##-####
Dennis Iossi                      ###-##-####
Gregory DeLeon                    ###-##-####
Annie Mahoney                     ###-##-####
Anna Anthony                      ###-##-####
Evelyn Sheely                     ###-##-####
Betty Barbutt                     ###-##-####
Marlene Mollett                   ###-##-####
Kelly Lopopolo                    ###-##-####
William Alexander                 ###-##-####
Lynn Nmigues                      ###-##-####
Alicia Guillen                    ###-##-####



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                                                                     EXHIBIT I


         Section 15.8 Entire Agreement. This Agreement, the other Transaction Documents, the Confidentiality Agreement, the Letter Agreement dated as of December 31, 1997 (the "Disclosure Schedule Letter Agreement"), between Seller and Buyer amending the Disclosure Schedule to this Agreement and the Letter Agreement dated as of December 31, 1997 (the "Tax Letter Agreement"), between Seller and Buyer with respect to certain tax issues contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein, in the other Transaction Documents in the Confidentiality Agreement, in the Disclosure Schedule Letter Agreement and in the Tax Letter Agreement.